Exhibit 99.1

Provectus Biopharmaceuticals Announces Exclusive Worldwide License Agreement with University of Miami for Photodynamic Antimicrobial Treatment of Different Eye Infections with Rose Bengal Sodium

●	New Provectus Spinout Company Would Commercialize Combination Therapy of University’s Light Source Medical Device and Provectus’s Pharmaceutical-Grade Rose Bengal Sodium

KNOXVILLE, TN, March 27, 2024 (GLOBE NEWSWIRE) — Provectus Biopharmaceuticals, Inc. (“Provectus” or the “Company”) (OTCQB: PVCT) announced today that it has entered into an agreement with the University of Miami (the “University”) for the exclusive worldwide license of the University’s intellectual property related to photodynamic antimicrobial therapy (“PDAT”) for treating bacterial, fungal, and parasitic (acanthamoeba) infections of the eye.

This agreement contemplates Provectus forming a majority-owned start-up company in which the University would be a minority equity shareholder, aimed at developing and commercializing the University’s PDAT medical device in combination with a formulation of the Company’s proprietary pharmaceutical-grade rose bengal sodium (“RBS”) active pharmaceutical ingredient. Provectus would contribute the license to the new entity and have an exclusive RBS supply arrangement with it.

Rose bengal PDAT emerged under the leadership of Jean-Marie Parel, IngETS-G, Ph.D., FARVO, Director of the Ophthalmic Biophysics Center (“OBC”) at Bascom Palmer Eye Institute (“BPEI”) at the University of Miami Miller School of Medicine. The OBC team and Dr. Parel have spent many years advancing their PDAT technology using rose bengal against different types of treatment-naïve and -resistant keratitis. The OBC has established the merits of its innovation through extensive in vitro testing, pilot in vivo safety and clinical studies, and the scrutiny that comes with numerous peer-reviewed publications and medical conference presentations of rose bengal PDAT’s methodology, datasets, and results. BPEI’s rose bengal PDAT is also the subject of two international randomized, double masked, clinical trials for acanthamoeba and fungal (NCT05110001) and bacterial (NCT06271772) keratitis.

Dr. Parel said, “Rose bengal PDAT is the result of a lot of hard work by cross-disciplinary contributors at the University of Miami. Seeing our team address the challenges of infectious keratitis in such an innovative way is very rewarding. We look forward to working with Provectus to deliver this groundbreaking treatment to patients worldwide.”

Guillermo Amescua, M.D., Professor of Clinical Ophthalmology, Medical Director of the Ocular Microbiology Laboratory, and board-certified ophthalmologist at BPEI added, “The OBC’s innovation is sorely needed globally because infectious keratitis is the leading cause of corneal blindness in resourced and under-resourced countries. It is exciting to take something from the lab, apply it to clinical practice, and see patients getting better.”

Ed Pershing, Chairman of Provectus’s Board of Directors said, “We are pleased to continue the Company’s collaboration with Dr. Parel, Dr. Amescua, and the OBC team, and to enter into this exclusive worldwide license agreement. Bascom Palmer’s more than two-decade recognition as the preeminent U.S. eye care center underscores the potential impact of this medical innovation. We look forward to working with Bascom Palmer and the OBC to reduce or eliminate the risk of blindness and impaired vision from eye infections for millions of people around the world through the promise of rose bengal sodium PDAT.”

About Bascom Palmer Eye Institute

Bascom Palmer Eye Institute serves as the Department of Ophthalmology for the University of Miami Miller School of Medicine. The mission of BPEI is to enhance the quality of life by improving sight, preventing blindness, and advancing ophthalmic knowledge through compassionate patient care and innovative research. For 2023-2024, U.S. News & World Report (“U.S. News”) ranked BPEI as the nation’s best in ophthalmology, marking the 22nd time and 20th consecutive year that BPEI has received the No. 1 ranking since U.S. News began surveying American physicians for its annual “Best Hospitals” rankings 34 years ago.

About Provectus

Provectus Biopharmaceuticals, Inc. is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-catalysts called halogenated xanthenes (“HXs”). Provectus’s lead HX molecule is named rose bengal sodium.

In 2022, the International Nonproprietary Names (“INN”) Expert Committee of the World Health Organization (the “WHO”) selected RBS for the nonproprietary name of the Company’s active pharmaceutical ingredient (“API”). Pharmaceutical-grade RBS is the API in Provectus’s current clinical-stage drug product candidates and preclinical formulations. The RBS name selected by the WHO Expert Advisory Panel on the International Pharmacopoeia and Pharmaceutical Preparations reached the status of recommended INN after a period of public consultation and was included in INN Recommended List 88 published with the No. 3 issue of the WHO Drug Information, Volume 36 in October 2022.

Information about the Company’s clinical trials can be found at the National Institutes of Health (NIH) registry, ClinicalTrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

FORWARD-LOOKING STATEMENTS: The information in this press release may include “forward-looking statements,” within the meaning of U.S. securities legislation, relating to the business of Provectus and its affiliates, which are based on the opinions and estimates of Company management and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “budget,” “plan,” “continue,” “estimate,” “expect,” “forecast,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe,” and similar words suggesting future outcomes or statements regarding an outlook.

The safety and efficacy of the agents and/or uses under investigation have not been established. There is no guarantee that the agents will receive health authority approval or become commercially available in any country for the uses being investigated or that such agents as products will achieve any particular revenue levels.

Due to the risks, uncertainties, and assumptions inherent in forward-looking statements, readers should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof or as of the date specifically specified herein, and Provectus undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

Risks, uncertainties, and assumptions include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those described in Item 1A of:

●	The Company’s Annual Report on Form 10-K for the period ended December 31, 2022, and

●	Provectus’s Quarterly Report on Form 10-Q for the period ended September 30, 2023.

###

Contact:

Provectus Biopharmaceuticals, Inc.

Heather Raines, CPA

Chief Financial Officer

Phone: (866) 594-5999